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EXHIBIT 99.1


                                                           FOR IMMEDIATE RELEASE
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                         GLOBIX CLOSES MERGER WITH NEON

NEW YORK, NY (MARCH 8, 2005) - Globix Corporation (OTCBB: GBXX), a provider of application, media and IP infrastructure management services, and NEON Communications, Inc., a provider of optical networking to carriers and large enterprise customers in the Northeast and mid-Atlantic, announced the completion of their merger. NEON is now officially a wholly owned subsidiary of Globix.

The merger creates an integrated technology services firm with approximately 1,500 customers, a vertically integrated suite of services and a more diversified revenue base. Combined revenue of the companies for the twelve months ended December 31, 2004 was approximately $110 million (unaudited). Offices are located in New York, NY, Boston, MA, London, U.K, Santa Clara, CA, Fairfield, NJ, Washington D.C and Atlanta, GA.

"Bringing Globix and NEON together was a natural fit," said Pete Stevenson, CEO of Globix. "With the NEON merger, Globix is better positioned to take advantage of opportunities to grow our business."

In the merger, shareholders of NEON will receive 1.2748 shares of Globix common stock for each share of NEON common stock, and 2.0833 shares of a new class of Globix preferred stock, plus cash in the amount of $3.75, for each share of NEON preferred stock, treating all accrued but unpaid dividends as having been paid in shares of NEON preferred stock immediately prior to the merger. The new class of Globix preferred stock accrues an annual dividend of 6% on a liquidation preference of $3.60 per share, and is convertible at any time into shares of Globix common stock on a one-to-one basis. The Globix preferred stock generally may be redeemed by Globix at its option, but is not generally subject to redemption at the option of the holders except upon a change in control. In connection with the merger, certain of Globix's senior secured note holders have exchanged $12.5 million in principal and accrued interest of Globix's 2008 senior notes for approximately 4,545,455 shares of Globix common stock.

The Globix common stock has been approved for listing on the American Stock Exchange under the symbol GEX, subject to the satisfaction of certain conditions following the merger.

The merger was approved by the holders of NEON stock at a meeting held Monday, March 7, 2005 and on the same day holders of Globix common stock approved the issuance of Globix stock in the merger.


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ABOUT GLOBIX:

Globix Corporation (OTCBB:GBXX) is a leading provider of application, media, IP infrastructure and transport services. Globix delivers tailored and scalable business solutions that are cost effective and scalable, helping clients optimize and protect revenue streams, improve user satisfaction and reduce technology operating costs and risks. NEON, a wholly-owned subsidiary of Globix, provides advanced optical networking to carriers and large enterprise customers in the Northeast and mid-Atlantic. Globix and its subsidiaries have operations in New York, NY, Boston, MA, London, U.K, Santa Clara, CA, Fairfield, NJ, Washington D.C and Atlanta, GA . For more information visit www.globix.com.

RISK FACTORS AND FORWARD-LOOKING INFORMATION
This press release contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934. These statements are based on current information and expectations and are subject to risks and uncertainties that could cause the company's actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include: the company's ability to retain existing customers and attract new customers; its ability to match its operating cost structure with revenue to achieve positive cash flow; its ability to integrate the operations of NEON into its existing operations; the sufficiency of existing cash and cash flow to complete the company's business plan and fund its working capital requirements; the insolvency of vendors and other parties critical to the company's business; the company's existing debt obligations and history of operating losses; its ability to integrate, operate and upgrade or downgrade its network; the company's ability to recruit and retain qualified personnel needed to staff its operations; potential market or technological changes that could render the company's products or services obsolete; changes in the regulatory environment; and other changes that are discussed in the company's Annual Report on Form 10-K and other documents that the company files with the SEC.

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MEDIA CONTACT:
Amanda Dempsey
Globix Corporation
Director, Marketing Communications
212-625-7656